UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2010

DEER CONSUMER PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34407	20-5526104
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Area 2, 1/F, Building M-6, Central High-Tech Industrial Park, Nanshan, Shenzhen, China	518057
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 755-8602-8285

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 10, 2011, Deer Consumer Products, Inc. filed its Form 10-K in which we disclosed in Item 2 that we acquired land use rights in 2010 for two parcels of land (land classification: First Class) for our planned new manufacturing and distribution center located in east central China. This will be our second production and distribution center in China. Construction is scheduled to be completed in several phases, on pace with the growth of our China domestic distribution footprint. Once completed, the new facilities are planned to serve primarily as a hub for our China domestic markets, while our current facilities in Yangjiang, GuangDong Province will serve primarily as a hub for our export markets.

The second facility is part of our domestic market expansion strategy in China. By establishing a manufacturing and distribution facility with direct and closer access to a large Chinese population of wealthier consumers, we can test market acceptance of new products, significantly shorten our product delivery time and more cost effectively ship our products throughout China as we rapidly expand distribution channels. At the new location, we expect to have access to an abundant supply of existing low cost labor and close proximity to an existing supply chain. We also anticipate realizing significant savings on shipping and logistics costs compared to our current Yangjiang location, which is located at the southern tip of China's southern GuangDong province, several days shipping time away from central China by land transportation. Until we complete the planned new location in east central China, we will continue to supply out of our current facilities in Yangjiang, where we have sufficient existing production capacity to support our growth plan in 2011.

The two parcels of land are a total of 439,640 square meters (or approximately 43.9640 hectares) located in east central China in the city of Wuhu, AnHui Province, which has a population of 2.3 million and direct access to a wealthy population of more than 400 million in AnHui and neighboring provinces. The aggregate purchase price of approximately $37 million (exchange rate: US$1=RMB6.7695, the average exchange rate in 2010) was disclosed in our Form 10-K annual report. The aggregate purchase price reflects a price of RMB4.95 million per hectare and includes a 4% PRC government land transfer tax, a refundable land assurance deposit of approximately $3.3 million and closing fees relating to the second parcel of land.

For the first parcel of land, we are filing as Exhibit 99.9 to this Form 8-K a copy of the official PRC Government Land Use Right Certificate issued to the owner, Deer Technology (AnHui) Co., Ltd., our wholly owned subsidiary, covering 289,415.79 square meters (or 28.941579 hectares) of land in Wuhu. We purchased the right to this parcel of land for approximately $21.16 million, plus land transfer tax of 4% and closing fees. An English translation of the certificate is furnished herewith as Exhibit 99.10.

For the second parcel of land, we will receive an official PRC Government Land Use Right Certificate covering 15.022381 hectares after the expiration period required by the PRC government for the public notice of the land acquisition has been satisfied.  The official public notice relating to this parcel of land is publicly available on the website of PRC Ministry of Land and Resources at: http://www.mlr.gov.cn/tdsc/land/jggg/gpcr/201101/t20110101_1526853.htm. The official public notice shows that the owner of the land use right is Deer Technology (AnHui) Co., Ltd., our wholly owned subsidiary, and that the land use right covers 15.022381 hectares of land in Wuhu for a total  price of RMB74.361 million (before taxes and fees), or RMB4.95 million per hectare (RMB74.361 million /15.02238). The public record also shows that the above information was approved and submitted for public notice by the People's Government of Wuhu City. We acquired the land use right and made a refundable land assurance deposit of approximately $3.3 million as required by the land acquisition contract plus closing fees. We are filing as Exhibit 99.11 to this Form 8-K a copy of the public notice of this land purchase, as available on the PRC Ministry of Land and Resources website, with an English translation of key terms contained in the notice relating to this property.

The Exhibits furnished in this report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description
99.9	Certificate of Land Use Rights for 289,415 square meters of land held by a wholly owned subsidiary of Deer Consumer Products, Inc. in the Wuhu area of AnHui Province. (Chinese Copy)

99.10	Certificate of Land Use Rights for the 289,415 square meters of land held by a wholly owned subsidiary of Deer Consumer Products, Inc. in the Wuhu area of AnHui Province. (English Translation)

99.11
Ministry of Land Resources Web Site Reporting ownership of 15.022381  hectares of land held by a wholly owned subsidiary of Deer Consumer Products, Inc. in the Wuhu area of AnHui Province. (Chinese Copy with English Annotations)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER CONSUMER PRODUCTS, INC.
(Registrant)
Date:	March 12, 2011	By:	/s/ Ying He
		Name:	Ying He
		Title:	Chief Executive Officer